Exhibit 99.1

Papa Johns Announces Caroline Miller Oyler as Chief Administrative Officer

Strategic organizational update advances the company’s transformation for efficiency and growth

ATLANTA – June 5, 2025 – Papa John’s International, Inc. (NASDAQ: PZZA) (“Papa Johns®”) today announced the promotion of Caroline Miller Oyler to Chief Administrative Officer, effective immediately. Ms. Oyler has served as the company’s Chief Legal and Risk Officer since 2018 and will continue in her role as Corporate Secretary.

In her expanded role, Ms. Oyler will now oversee human resources and culture (People Experience), legal, risk, safety and security, internal audit and facilities. The consolidation of these key business support functions is designed to enable efficiency and closer collaboration across teams.

“Caroline has been an integral part of Papa Johns for more than two decades,” said Todd Penegor, CEO of Papa Johns. “Her deep institutional knowledge and proven leadership across multiple functions make her ideally suited to lead this newly formed role as we continue to transform our company for long-term growth.”

Ms. Oyler has been with Papa Johns for 26 years and has served as interim leader of the Human Resources function on three occasions, from 2008 to 2009, 2018 to 2019, and in 2022.

About Papa Johns Papa John's International, Inc. (Nasdaq: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high-quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world's third-largest pizza delivery company with more than 6,000 restaurants in approximately 50 countries and territories. For more information about the company or to order pizza online, visit www.PapaJohns.com or download the Papa Johns mobile app for iOS or Android.

Media Contact:
Papa Johns
Harrison Sheffield Sr. Communications Manager
Harrison_Sheffield@papajohns.com
470-751-4483